Exhibit 4.21
PURCHASE AGREEMENT

by and among

RR MEDIA LTD.,

SATLINK COMMUNICATIONS LTD.

and

THE SHAREHOLDERS OF SATLINK COMMUNICATIONS LTD. LISTED IN SCHEDULE I

Dated as of June 5, 2015

Page

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Certain Defined Terms	1
1.2	Interpretations	7
ARTICLE II ACQUISITION OF COMPANY SHARE CAPITAL		8
2.1	Purchase and Sale of Company Share Capital.	8
2.2	Closing Date; Closing.	8
2.3	Escrow Arrangements.	9
2.4	Estimated Closing Statement	9
2.5	Unutilized Capacity Closing Statement; Capacity Escrow Fund	11
2.6	Withholding Taxes. .	14
2.7	No Further Ownership Rights in Company Share Capital.	14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
3.1	Organization of the Company.	14
3.2	Company Capital Structure.	15
3.3	Subsidiaries.	15
3.4	Authority.	15
3.5	No Conflict.	15
3.6	Consents.	16
3.7	Company Financial Statements.	16
3.8	Internal Controls.	16
3.9	No Undisclosed Liabilities.	17
3.10	No Changes	17
3.11	Accounts Receivable.	18
3.12	Tax Matters.	19
3.13	Restrictions on Business Activities.	19
3.14	Real Property.	20
3.15	Tangible Personal Property.	21
3.16	Intellectual Property	21
3.17	Material Contracts.	23
3.18	Interested Party Transactions.	24

(Continued)
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3.19	Permits.	25
3.20	Litigation.	25
3.21	Minute Books.	25
3.22	Brokers’ and Finders’ Fees; Third Party Expenses.	25
3.23	Employee Benefit Plans and Compensation	25
3.24	Insurance.	26
3.25	Compliance with Laws.	26
3.26	Anti-Corruption and Anti-Bribery.	26
3.27	Customers and Suppliers; Satellite Agreements.	27
3.28	Environmental Matters.	27
3.29	Export and Import Control Laws.	27
3.30	Complete Copies of Materials; Representations Complete.	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		28
4.1	Ownership of Shares.	28
4.2	Authority.	28
4.3	No Agreements..	28
4.4	Certain Relationships and Related Transactions..	28
4.5	Consents..	29
4.6	Brokers and Finders; Transaction Expenses; Existing Discussions..	29
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		29
5.1	Organization.	29
5.2	Authority.	29
5.3	No Conflict.	29
5.4	Consents.	29
5.5	Finder's Fees; Advisors.	29
5.6	Litigation.	30
5.7	Director and Officer Arrangements.	30
5.8	Conduct of Due Diligence.	30
5.9	No Other Representations.	30
ARTICLE VI CONDUCT PRIOR TO THE CLOSING DATE		30
6.1	Affirmative Conduct of the Business of the Company.	30

(Continued)
Page

6.2	Restrictions on Conduct of the Business of the Company	31
6.3	No Solicitation	32
6.4	Delivery of Financial Statements. .	33
ARTICLE VII ADDITIONAL AGREEMENTS		33
7.1	Access to Information.	33
7.2	Notification of Certain Matters.	33
7.3	Confidentiality	33
7.4	Public Disclosure.	34
7.5	Commercially Reasonable Best Efforts to Complete.	34
7.6	Contract Consents, Amendments and Terminations.	34
7.7	Employee Matters	34
7.8	Allocation Statement.	35
7.9	Release of Liens.	36
7.10	Creditor Indebtedness.	35
7.11	Further Assurances.	35
7.12	Noncompetition	35
7.13	D&O Insurance.	35
7.14	Tax Matters	36
ARTICLE VIII CONDITIONS TO THE PURCHASE		37
8.1	Conditions to Obligations of Each Party to Effect the Purchase.	37
8.2	Conditions to the Obligations of Buyer.	37
8.3	Conditions to Obligations of the Sellers.	38
ARTICLE IX SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS		38
9.1	Survival.	38
9.2	Indemnification	39
9.3	Third Party Claims	39
9.4	Maximum Liability; Threshold; Net Losses	40
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		41
10.1	Termination.	41
10.2	Effect of Termination.	41
10.3	Extension; Waiver.	41

(Continued)
Page

ARTICLE XI GENERAL PROVISIONS		42
11.1	Notices.	42
11.2	Amendment..	43
11.3	Counterparts.	43
11.4	Entire Agreement.	43
11.5	No Third Party Beneficiaries.	43
11.6	Assignment.	43
11.7	Severability.	43
11.8	Other Remedies.	43
11.9	Enforcement.	44
11.10	Governing Law; Jurisdiction.	44

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A - General Escrow Agreement
Exhibit B - Capacity Escrow Agreement
Exhibit C - Form of Estimated Closing Statements
Exhibit D - Form of Unutilized Capacity Closing Statement
Exhibit E - Director Resignation and Release Letter Form

Schedules

Schedule I – List of Shareholders
Schedule 1.1 – AsiaSat Capacity Agreements
Schedule 2.5(d) – Methodology Sample for Calculation of Utilization Capacity
Company Disclosure Schedule

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 5, 2015 by and among RR Media Ltd., an Israeli company (“Buyer”), Satlink Communications Ltd., an Israeli company (the “Company”), and the shareholders of the Company listed in Schedule I attached hereto (each a “Seller” and together the “Sellers”). Each capitalized term used in this Agreement and not otherwise defined shall have the meaning ascribed to such term in ARTICLE I hereof.

RECITALS

A.           Buyer wishes to acquire all of the issued and outstanding Company Share Capital, which constitute, and as of the Closing Date will constitute, 100% of the issued and outstanding share capital of the Company on a fully diluted basis, with the goal of preserving unimpaired the Company’s Goodwill (as defined in Section 1.1 below) and the ongoing business of the Company, including, without limitation, preserving intact the present business organizations, the relationships of the Company with its customers, suppliers, distributors, licensors, licensees and the Company’s workforce, all on the terms and subject to the conditions of this Agreement and applicable law.

B.           The Sellers, who are the holders of 100% of the issued and outstanding Company Share Capital, have accepted the offer extended by Buyer and desire to sell to Buyer all of the Company Share Capital held by them, for the consideration and on the terms set forth in this Agreement.

C.           The Board of Directors and shareholders of the Company and the Board of Directors of each Seller have unanimously approved this Agreement and the transactions contemplated hereby.

D.           The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby, intending to preserve unimpaired the Company’s Goodwill and the ongoing business of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1         Certain Defined Terms . For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Action” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person, and any appeal therefrom.

“Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption and Anti-Bribery Laws” shall mean Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any other applicable anti-corruption or anti-bribery laws or regulations.

 “AsiaSat Capacity Agreement” shall mean the Contracts set forth in Schedule 1.1.

 “Business Day” shall mean each day that is not a Friday, Saturday, Sunday or other day on which Buyer and/or Company are closed for business or banking institutions located in Tel Aviv, Israel or Paris, France are authorized or obligated by Law or Order to close.

“Capacity Escrow Amount” shall mean $500,000.

“Capacity Escrow Fund” shall mean the Capacity Escrow Amount, plus any interest paid or earned on the Capacity Escrow Amount.

"Cash and Cash Equivalents" shall mean the amount of cash and cash equivalents, determined in accordance with IFRS.

“Change in Control Fees” shall mean, any stay-bonus pursuant to a management carve-out plan, transaction completion, notice severance or other change-of-control bonus or payment, or change-of-control termination-related payment which have been paid or will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby to any Person, including Employees of the Company, and any employment or payroll or other applicable Taxes payable in connection with the foregoing.

“Companies Law” shall mean the Israel Companies Law, 5759-1999.

“Company Business” shall mean all activities conducted by the Company as of the Closing Date and within the 12 months preceding the Closing Date.

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or purported to be owned by, the Company.

“Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect (each, an “Effect”), individually or when taken together with all other Effects, that have occurred on or prior to the date of determination of the occurrence of a Company Material Adverse Effect (i) that has had or is likely to have, a material and adverse effect on the business, operations, results of operations, assets, liabilities or condition of the Company, taken as a whole, or (ii) materially and adversely affect, or is likely to materially and adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement or operate or conduct the Company Business in the manner in which it is currently operated or conducted by the Company.  Company Material Adverse Effect shall not include any change in or effect on the Company Business (A) resulting from matters explicitly disclosed in the Disclosure Schedule, (B) changes generally affecting the satellite industry/broadcasting industry, (C) changes resulting from or relating to general economic conditions, including interest rates or the state of the securities or capital markets (in the case of (C), other than those which adversely affect the Company in a disproportionate manner relative to other similarly situated companies in the industries or markets in which the Company operates), or (D) any action taken by the Company with the Buyer’s prior written consent. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Ordinary Shares” shall mean Ordinary Shares, par value NIS 1.00 per share, of the Company.

“Company Services” shall mean all products, technologies and services (including products currently under development) owned, made, marketed, provided, distributed, imported for resale, sold or licensed by or on behalf of Company.

“Company Share Capital” shall mean the Company Ordinary Shares and any other securities of the Company.

“Company Transaction Fees” shall mean all Transaction Fees incurred and/or payable by the Company by and including the Closing Date (whether paid or unpaid) and all Transaction Fees expected to be incurred and/or to be payable by the Company (including any Transaction Fees anticipated to be incurred after the Closing).

“Confidentiality Agreement” shall mean the mutual confidentiality agreement effective as of November 19, 2014, by and between Buyer and the Company.

“Consents” shall mean consents, assignments, Permits, Orders, certification, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contract” shall mean any written or binding oral mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

"Creditor" shall mean any financial institution and each of the Sellers.

"Creditor Indebtedness" shall mean with respect to any Creditor, without duplication: (a) the principal of and premium (if any) in respect of indebtedness to any such Creditor for borrowed money; (b) the principal of and premium (if any) in respect of obligations to such Creditor evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to such Creditor issued or assumed as a deferred payment of service, including without limitation any management fees; (d) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (e) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Company against fluctuations in currency value; (f) guarantees in respect of Creditor Indebtedness referred to in clauses (a) through (e) above and clause (g) below; and (g) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (a) through (f) above.

“Customer Deposits” shall mean the amount of all customer deposits required to be included in the Company's deferred revenue (for which the services for such deposits has not been provided), determined in accordance with IFRS.

“Dollars” or “$” shall mean United States dollars.

“Employee” shall mean any current employee, officer or consultant of the Company.

“Employee Agreement” shall mean each management, employment, severance, change of control, separation, sales, commission, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract between the Company and any Employee, whether written or unwritten, or with respect to which the Company has or may have any liability or obligation.

“Environmental Laws” means all Laws relating to the environment, health and safety, including without limitation, natural resources, wildlife, plants, habitat, marine sanctuaries and wetlands, endangered or threatened species, pollutants, contaminants, wastes, chemicals, radiation, worker protection, the use, presence, management, storage, transportation, treatment, disposal or Release or threatened Release of, or exposure to, Hazardous Materials or potentially contaminating materials, including by way of example and without limitation, the Israeli Hazardous Substance Law (and the guidelines set by the Israeli Ministry of Environmental Protection); the Israeli Licensing of Businesses Law; the Clean Air Law, and all guidelines set by the Israeli Ministry of Environmental Protection, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibly studies), fines (administrative, criminal or otherwise), penalties, sanctions and interest incurred as a result of any claim, demand or other proceeding by any other Person or in response to any violation or alleged violation of Environmental Laws or Permits required thereunder, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law or Permit required thereunder, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Permit or an exposure to or Release of Hazardous Materials.

 “Escrow Agent” shall mean ESOP Management & Trust Services Ltd., or such other escrow agent as may be agreed upon by the parties.

 “Estimated Closing Indebtedness” shall mean the estimated amount equal to the sum of (i) the Creditor Indebtedness, minus (ii) the Cash and Cash Equivalents, plus (iii) the Company Transaction Fees, all as of the Closing Date.

“Estimated Closing Statements” shall have the meaning set forth in Section 2.4(a).

“Estimated Customer/Vendor Adjustment” shall mean the estimated amount equal to the sum of (i) the Customer Deposits, plus (ii) overdue payments to suppliers in the amount of USD 100,000 that were not paid in June 2015, minus (iii) Vendor Deposits, calculated as of the Closing Date.

“Estimated Employees Adjustment” shall mean the estimated amount equal to the sum of (i) the sum of unfunded Severance Expenses of the Chief Executive Officer and the Chief Financial Officer of the Company, plus (ii) the sum of unfunded bonus payments to employees of the Company, plus (iii) the sum of unfunded accrued vacation days (two years and more) of employees of the Company as of the Closing Date, plus (iv) 50% of the settlement fee of the labor lawsuit set forth in Section 3.20 of the Disclosure Schedule (not to exceed $26,000), plus (v) the Change in Control Fees, calculated as of the Closing Date.

“Estimated Purchase Price Adjustment” shall mean the sum of (i) the Estimated Closing Indebtedness, plus (ii) the Estimated Customer/Vendor Adjustment, plus (iii) the Estimated Employees Adjustment.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any applicable Law or Order governing (a) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to Israel or another country in which the Company or any of its subsidiaries operates; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of Israel) located in Israel or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

“GB” shall mean G.B. Satellite Holdings Ltd.

“General Escrow Amount” shall mean $875,000.

“General Escrow Fund” shall mean the General Escrow Amount, plus any interest paid or earned on the General Escrow Amount.

“Goodwill” shall mean the goodwill of the Company in relation to the Company Services or business, including without limitation, any and all things which relate to the value which arises in respect of the Company Services or business, including, without limitation, its reputation, know-how, methods of doing business, customer lists, contacts lists and going concern value.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “substance of very high concern”, a “poison” or “radioactive” restricted” or words of similar meaning or effect, including any other material, substance or waste that is classified or defined as a threat to human health or the environment by any applicable Law.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all capitalized lease obligations of such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or service, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is incurred; (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (f) guarantees in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below; (g) all obligations of any other Person of the type referred to in clauses (a) through (e) which is secured by a Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (h) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Company against fluctuations in currency value; and (i) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (a) through (h) above.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including without limitation: (a) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the U.S. Copyright Act or the Israeli Copyright Law 2007 (“Copyrights”); (b) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the U.S. Patent Act or the Israeli Patent Law 1967 (“Patent Rights”); (c) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Israeli Trade Marks Ordinance [New Version] 1972; (d) rights in, arising out of, or associated with trade secrets and know how including without limitation rights granted under the Uniform Trade Secrets Act or the Israeli Commercial Civil Wrongs Act 1999 (“Trade Secret Rights”); (e) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (f) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of his/her work, to prevent others from being named as the author of the work, to prevent others from making deforming or derogatory changes in the work in a manner that reflects negatively on or would be prejudicial to his/her professional standing, his/her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction); and (g) rights in, arising out of, or associated with domain names.

“IFRS” shall mean International Financial Reporting Standards, consistently applied.

“ITA” shall mean the Israeli Tax Authority.

“ITO” shall mean the Israeli Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

 “Knowledge” or “knowledge” of the Company shall mean the actual knowledge of the CEO, CFO and general counsel of the Company and the actual knowledge of the CEO, CFO and general counsel of each of the Sellers, after such Persons had made due and diligent inquiry of those Employees of the Company whom such Persons reasonably believe would have actual knowledge of the matters represented, or who have management responsibility for the matter in question. “Knowledge” or “knowledge” of the Sellers shall mean the actual knowledge of each Seller individually,

“Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

“Liabilities” shall mean any debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, Action or Order and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with IFRS.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

 “Losses” shall mean any loss, claim, demand, damage (excluding any consequential, incidental, indirect, special or punitive damages), Liability, judgment, fine, penalty,  cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses and including expenses incurred in connection with investigating, defending against or settling any of the foregoing or any Third Party Claim).

 “NIS” shall mean New Israeli Shekels.

“Order” shall mean any executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary and usual course of the Company Business consistent with past practices.

“Payment Agent” shall mean ESOP Management & Trust Services Ltd., or such other payment agent as may be agreed upon by the parties.

“Per Share Purchase Price” shall mean an amount equal to the Purchase Price minus the Estimated Purchase Price Adjustment , divided by the aggregate number of Company Shares issued and outstanding immediately prior to the Closing, as set forth in the Allocation Statement.

“Permitted Exceptions” means (a) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Buyer; (b) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) operations and financial condition of the Company Properties so encumbered and that are not resulting from a breach, default or violation by the Company  of any Contract or Law; (d) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided, that such regulations have not been violated; or (e) Liens, which individually or in the aggregate, do not detract from the value of any of the property or assets subject thereto or interfere with the present use thereof.

“Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Purchase Price” shall mean $19,000,000.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

“Related Agreements” shall mean the Disclosure Schedule, the Confidentiality Agreement, the General Escrow Agreement, the Capacity Escrow Agreement and the Director Resignation and Release Letters.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, exposure to, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Return” shall mean any return, information statement, election, form, or report required to be filed with respect to Taxes, including any attachment or addendum thereto or amendment thereof.

“Satellite Agreements” shall mean, the AsiaSat Capacity Agreement.

“Severance Expenses” shall mean the amount of all severance costs and severance expenses, including any amount for Taxes, incurred or to be incurred by the Company, Buyer or any of their Affiliates known at the Closing, in connection with the termination of any employee of the Company.

“Source Code” shall mean computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed or displayed in human readable form.

“Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest, or voting power of or in such Person.

“Tax” or, collectively, “Taxes” shall mean any and all  applicable duties (including stamp duty), capital gains, gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, public impost, or social security (including health, unemployment, workers’ compensation and pension insurance) tax or other tax of any kind whatsoever, together with all interest, penalties, and additions payable with respect to such amounts.

“Technology” shall mean all intellectual property, regardless of form, including without limitation: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (b) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (d) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Trade Secrets”).

“Transaction Fees” shall mean all fees and expenses incurred by or behalf of the Company in connection with execution and consummation of this Agreement or the transactions contemplated hereby, including: (a) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the consummation of the terms and conditions of this Agreement and the transactions contemplated hereby; and (b) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Transactions contemplated by this Agreement.

“Unutilized Capacity” shall mean all utilization commitments under the Satellite Agreements, that are not covered by binding obligations under Contract with customers of the Company.

“Vendor Deposits” shall mean the amount of all vendor deposits required to be included in the Company's prepaid expenses (for which the services for such deposits has not been received yet), determined in accordance with IFRS.

         1.2         Interpretations. When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries (if any). All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person. Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II
ACQUISITION OF COMPANY SHARE CAPITAL

2.1         Purchase and Sale of Company Share Capital.

(a)           Subject to the terms and conditions of this Agreement, the Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from the Sellers at the Closing (as defined below), all of the Company Share Capital. The Sellers have accepted by way of execution of this Agreement the offer extended by Buyer to purchase, free and clear of any Liens, all of the Company Share Capital, on the terms and subject to the conditions herein.

(A)           Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall deliver to the Sellers, in accordance with the Allocation Statement, by wire transfer of immediately available funds an amount in cash equal to the sum of (i) the Purchase Price, minus (ii) the Estimated Purchase Price Adjustment, minus (iii) the General Escrow Amount minus (iv) the Capacity Escrow Amount (such sum, the “Closing Cash Payment”); provided that the portion of the Closing Cash Payment to be made to GB shall be paid to the Payment Agent. The Payment Agent shall thereafter disperse such amount in accordance with Section 2.6 below and the Payment Agent Agreement dated as of the date hereof between the Buyer and the Payment Agent. Upon the payment by the Buyer of the Closing Cash Payment due to GB to the Payment Agent, such Closing Cash Payment shall be deemed paid in full by the Buyer to GB in accordance with the terms of this Agreement, and GB acknowledges, confirms and agrees that it shall have no further claim to Buyer with respect to the payment of the Closing Cash Payment to GB in accordance with the terms of this Agreement.

(b)           Delivery of Documents. At the Closing, each Seller shall deliver to Buyer certificate(s) and share transfer deed(s), properly endorsed or otherwise in proper form for transfer, representing all the Company Share Capital held by such Seller for transfer to Buyer (or its designee) at the Closing.

If any payments for the Company Share Capital are to be disbursed to a Person other than the Person whose name is reflected on the Company Share Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the payment of any portion of the consideration to any Person other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Buyer that such Tax has been paid or is not applicable.

(c)           Lost, Stolen or Destroyed Certificates. In the event any certificate(s) representing shares of Company Share Capital shall have been lost, stolen or destroyed, then the Seller shall be required to deliver an affidavit of that fact in form reasonably satisfactory to Buyer, and Buyer shall pay such Seller the consideration payable to such Seller as provided in this Section 2.1 on the Closing Date.

         2.2         Closing Date; Closing. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Company Share Capital (the “Closing”), shall take place at a time and date to be agreed between Buyer and the Sellers, which shall be no later than the fifth (5nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall take place at the offices of Naschitz, Brandes, Amir & Co., Advocates, 5 Tuval Street, Tel-Aviv, Israel 6789717. As of the Closing, 100% of the issued and outstanding Company Share Capital shall be purchased by Buyer and Buyer shall acquire good and valid title, free and clear of any Liens, to all Company Share Capital owned by the Sellers.

2.3         Escrow Arrangements.

(a)           Concurrently with the Closing, Buyer shall deliver or cause to be delivered an amount in cash equal to the General Escrow Amount to the Escrow Agent, pursuant to the provisions of this Agreement and the General Escrow Agreement in the form attached as Exhibit A hereto (the “General Escrow Agreement”). The General Escrow Agreement shall be entered into on the Closing Date by and among Buyer, the Sellers and the Escrow Agent, and the General Escrow Amount shall provide Buyer with recourse against the amounts held in escrow by the Escrow Agent with respect to (i) post-Closing adjustments under Section 2.4, and (ii) the Indemnifying Parties’ indemnification obligations under Article IX, in each case subject to the terms and conditions set forth in the General Escrow Agreement. The General Escrow Fund (or any portion thereof) shall be distributed to the Indemnifying Parties and/or Buyer at the times, and upon the terms and conditions, set forth in the General Escrow Agreement. The General Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the General Escrow Agreement.

(b)           Concurrently with the Closing, Buyer, shall deliver or cause to be delivered an amount in cash equal to the Capacity Escrow Amount to the Escrow Agent, pursuant to the provisions of this Agreement and to the Capacity Escrow Agreement in the form attached as Exhibit B hereto (the “Capacity Escrow Agreement” and together with the General Escrow Agreement, the “Escrow Agreements”)). The Capacity Escrow Agreement shall be entered into on the Closing Date by and among Buyer, the Sellers and the Escrow Agent, and the Capacity Escrow Amount shall provide Buyer with recourse against the direct cost with respect to any Unutilized Capacity set forth in the Final Unutilized Capacity Statement (as defined below), which was not under a binding commitment during the 12 month period following the Closing Date (or any portion thereof).  The Capacity Escrow Fund (or any portion thereof) shall be distributed to the Sellers and/or Buyer at the times, and upon the terms and conditions, set forth in the Capacity Escrow Agreement. The Capacity Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Capacity Escrow Agreement.

2.4         Estimated Closing Statement.

(a)           Estimated Closing Statement and Closing Adjustment. Not later than the close of business on the fifth (5th) Business Day immediately preceding the Closing Date, the Company will deliver to Buyer (i) a statement setting forth the Company’s reasonable good faith estimate of the Estimated Purchase Price Adjustment, (ii) the Company’s trail balance as May 30, 2015, and (iii) the Company’s budget control report as of April 30, 2015(such estimates in clauses (i), (ii) and (iii), collectively, the “Estimated Closing Statements”). The Estimated Closing Statements shall be in the form attached as Exhibit C, signed by the Company's Chief Executive Officer and the Chief Financial Officer, and accompanied by reasonable supporting documentation.

(b)           Buyer shall have the right to review the Estimated Closing Statements and such additional supporting documentation or data as Buyer may reasonably request. In the event that Buyer does not agree with the Estimated Closing Statements, the Company and Buyer shall negotiate in good faith to agree prior to Closing on the Estimated Closing Statements as of the Closing Date. The Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest;  provided, however, that the Company’s failure to include in the Estimated Closing Statements any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statements, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the calculation of any of the items included in the Estimated Purchase Price Adjustment, or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statements provided by Company.

(c)           Determination of Final Closing Indebtedness. Within ninety (90) days following the Closing Date, Buyer shall provide to the Sellers a statement setting forth Buyer’s calculation of each of the items included in the Estimated Purchase Price Adjustment (collectively, the “Purchase Price Adjustment”) , which statement shall be prepared in good faith and shall contain reasonable detail (the “Draft Closing Statement”) or an acceptance statement of the Estimated Closing Statements (the “Buyer Acceptance Statement”). The Sellers shall deliver, on or prior to the date that is 15 Business Days after its receipt of the Draft Closing Statement (the “Objection Deadline Date”), a written notice indicating that either the Sellers accept the Draft Closing Statement (the “Acceptance Notice”) or a detailed statement describing all objections to the Draft Closing Statement (the “Objection Notice”). If the Sellers deliver an Objection Notice by the Objection Deadline Date, such objections shall be resolved as follows:

(i)      Buyer and the Sellers shall first use all reasonable efforts to resolve such objections.  If Buyer and the Sellers do not reach a resolution of all objections set forth in the Objection Notice within twenty (20) Business Days after the Objection Deadline Date, the dispute shall be referred, on the application of either Buyer or the Sellers, to Somekh Chaikin, a Member Firm of KPMG International ("Somekh Chaikin") (or if Somekh Chaikin cannot or will not serve, such other internationally recognized independent accounting firm reasonably acceptable to Buyer and the Sellers, the “Accounting Firm”) to resolve any remaining objections set forth in the Objection Notice (the “Unresolved Objections”). Each of Buyer and the Sellers shall promptly, but in no event later than ten (10) Business Days following the referral of the Unresolved Objections to the Accounting Firm, prepare a written statement describing their respective positions with respect to the Unresolved Objections, which, together with the relevant documents, will be submitted to the Accounting Firm for review and final determination. Following submission of any Unresolved Objections to the Accounting Firm, Buyer and the Sellers shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to resolve the Unresolved Objections.

(ii)      Within thirty (30) days after the date of its engagement, the Accounting Firm shall make a determination as to the resolution of the Unresolved Objections and shall issue a ruling of such resolution, which shall include an illustration of all adjustments to the Draft Closing Statement based on any resolutions to objections agreed upon by Buyer and the Sellers and pursuant to the Accounting Firm’s resolution of the Unresolved Objections. The Accounting Firm shall make a determination only as to the Unresolved Objections and shall not decide any specific items not under dispute and its determination as to the Unresolved Objections shall be within the range of values assigned to each such disputed item in the Draft Closing Statement and the Objection Notice, respectively.

(iii)      The Final Closing Statement shall be conclusive and binding upon Buyer and the Sellers. Buyer and the Sellers agree that the procedure set forth in this Section 2.4(c) for resolving disputes with respect to the Draft Closing Statement shall be the sole and exclusive method for resolving such disputes and the Final Closing Statement will be final, conclusive and binding on the parties; provided, that this provision shall not prohibit either Buyer or the Sellers from instituting litigation to enforce the ruling of the Accounting Firm or prohibit Buyer from making claims of indemnification under this Agreement for breach by the Sellers of any of the provisions of this Section 2.4. As used herein, the term “Final Closing Statement” shall mean and refer to (i) the Estimated Closing Statement delivered by the Company to the extent Buyer provides a Buyer Acceptance Statement, (ii) the Draft Closing Statement delivered by Buyer to the extent that the Sellers deliver to Buyer an Acceptance Notice or fail to deliver an Objection Notice by the Objection Deadline Date, or (iii) the Draft Closing Statement as adjusted pursuant to the Accounting Firm’s resolution of the Unresolved Objections.

(iv)                 Buyer and the Sellers will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Draft Closing Statement, if any. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and the Sellers, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total Unresolved Objections originally submitted to the Accounting Firm. For example, should the Unresolved Objections total an amount equal to $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Sellers, on behalf of the Sellers. However, Buyer and the Sellers will each bear its own costs in presenting its position regarding any Unresolved Objections to the Accounting Firm.

(d)           Post-Closing Adjustment. Within three (3) Business Days after the earliest to occur of: (A) Buyer provides a Buyer Acceptance Statement; (B) the expiration of the Objection Deadline Date, if no Objection Notice is delivered by said date, (C) delivery by the Sellers of the Acceptance Notice to Buyer and (D) the final resolution of any Unresolved Objections pursuant to Section 2.4(c) above, the “Cash Adjustment Amount” shall be calculated and distributed to Buyer or the Sellers, as applicable, as follows:

(i)      Purchase Price Adjustment

(A)           If the Purchase Price Adjustment, as set forth in the Final Closing Statement (“Final Purchase Price Adjustment”) is equal to the Estimated Purchase Price Adjustment, then for purposes of this Agreement, the Purchase Price Adjustment amount shall be deemed to equal $0.00; and

(B)           If the Final Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment, then the Sellers, subject to Section 2.4(d)שגיאה! מקור ההפניה לא נמצא. below, shall pay to Buyer such difference in cash by wire transfer of immediately available funds to the account or accounts designated by Buyer in writing; provided, that Buyer shall have the option, but not the obligation, to access the General Escrow Amount for purposes of satisfying the Change in Control Fees, and Company Transaction Fees cash adjustment amount owed to Buyer by the Sellers pursuant to this Section 2.4(d)(i).

If the Final Purchase Price Adjustment is less than the Estimated Purchase Price Adjustment, then the Buyer, subject to Section 2.4(d)שגיאה! מקור ההפניה לא נמצא. below, shall pay to Sellers such difference in cash by wire transfer of immediately available funds to the account or accounts designated by Buyer in writing; provided, that Sellers shall have the option, but not the obligation, to access the General Escrow Amount for purposes of satisfying the Change in Control Fees, and Company Transaction Fees cash adjustment amount owed to Sellers by the Buyer pursuant to this Section 2.4(d)(i); and provided further that the portion of the adjustment to be made to GB shall be paid to the Payment Agent and dispersed in accordance with Section 2.6 below.

2.5         Unutilized Capacity Closing Statement; Capacity Escrow Fund

(a)           Unutilized Capacity Closing Statement. At the Closing Date, the Company will deliver to Buyer an officers’ certificate, setting forth in detail the Unutilized Capacity under the  Satellite Agreement, (i) as of the Closing Date, and (ii) as compared to the Unutilized Capacity, as of the date of the Agreement, as set forth in Section 3.27(4) of the Disclosure Schedule (the “Unutilized Capacity Closing Statement”). The Unutilized Capacity Closing Statement shall be in the form attached as Exhibit D, signed by the Chief Executive Office and the Chief Financial Officer, and accompanied by reasonable supporting documentation.

(b)           Determination of Final Unutilized Capacity. Within 120 days following the Closing Date, Buyer shall provide to the Sellers a statement setting forth Buyer’s calculation of the Unutilized Capacity under the Satellite Agreements, as of the Closing Date (the “Draft Final Unutilized Capacity Statement”). The Sellers shall deliver, on or prior to the date that is ten (10) Business Days after its receipt of the Draft Final Unutilized Capacity Statement (the “Capacity Objection Deadline Date”), a written notice indicating that either the Sellers accept the Draft Final Unutilized Capacity Statement (the “Capacity Acceptance Notice”) or a detailed statement describing all objections to the Draft Final Unutilized Capacity Statement (the “Capacity Objection Notice”). If the Sellers deliver an Objection Notice by the Capacity Objection Deadline Date, such objections shall be resolved as follows:

(i)                  Buyer and the Sellers shall first use all reasonable efforts to resolve such objections.

(ii)                 If Buyer and the Sellers do not reach a resolution of all objections set forth in the Capacity Objection Notice within twenty (20) Business Days after the Capacity Objection Deadline Date, the dispute shall be referred, on the application of either Buyer or the Sellers, to the Accounting Firm to resolve any remaining objections set forth in the Capacity Objection Notice (the “Unresolved Capacity Objections”). Each of Buyer and the Sellers shall promptly, but in no event later than ten (10) Business Days following the referral of the Unresolved Capacity Objections to the Accounting Firm, prepare a written statement describing their respective positions with respect to the Unresolved Capacity Objections, which, together with the relevant documents, will be submitted to the Accounting Firm for review and final determination. Following submission of any Unresolved Capacity Objections to the Accounting Firm, Buyer and the Sellers shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to resolve the Unresolved Capacity Objections.

(iii)                 Within thirty (30) days after the date of its engagement, the Accounting Firm shall make a determination as to the resolution of the Unresolved Capacity Objections and shall issue a ruling of such resolution, which shall include an illustration of all adjustments to the Draft Final Unutilized Capacity Statement based on any resolutions to objections agreed upon by Buyer and the Sellers and pursuant to the Accounting Firm’s resolution of the Unresolved Capacity Objections. The Accounting Firm shall make a determination only as to the Unresolved Capacity Objections and shall not decide any specific items not under dispute and its determination as to the Unresolved Capacity Objections shall be within the range of values assigned to each such disputed item in the Draft Final Unutilized Capacity Statement and the Capacity Objection Notice, respectively.

(iv)                 The Final Unutilized Capacity Statement shall be conclusive and binding upon Buyer and the Sellers. Buyer and the Sellers agree that the procedure set forth in this Section 2.5(b) for resolving disputes with respect to the Draft Final Unutilized Capacity Statement shall be the sole and exclusive method for resolving such disputes and the Final Unutilized Capacity Statement will be final, conclusive and binding on the parties; provided, that this provision shall not prohibit either Buyer or the Sellers from instituting litigation to enforce the ruling of the Accounting Firm. As used herein, the term “Final Unutilized Capacity Statement ” shall mean and refer to (i) the Draft Final Unutilized Capacity Statement delivered by Buyer to the extent that the Sellers deliver to Buyer a Capacity Acceptance Notice or fail to deliver a Capacity Objection Notice by the Capacity Objection Deadline Date, or (ii) the Draft Final Unutilized Capacity Statement as adjusted pursuant to the Accounting Firm’s resolution of the Unresolved Capacity Objections.

(v)      Buyer and the Sellers will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Draft Final Unutilized Capacity Statement, if any. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and the Sellers, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total Unresolved Capacity Objections originally submitted to the Accounting Firm. For example, should the Unresolved Objections total an amount equal to $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Sellers, on behalf of the Sellers. However, Buyer and the Sellers will each bear its own costs in presenting its position regarding any Unresolved Capacity Objections to the Accounting Firm.

(c)           Utilization of capacity following the Closing. Following the Closing, Buyer shall use its commercial best efforts to obtain new commitments for any Unutilized Capacity as set forth in the Final Unutilized Capacity Statement; provided, however, (i) that nothing herein shall require Buyer to act other than in its ordinary course of business or require Buyer to direct any of its existing or future customers and/or commitments to cover any Unutilized Capacity, (ii) that Buyer shall not be allowed to transfer a committed capacity under a Contract set forth in the Final Unutilized Capacity Statement to cover unutilized capacity under other utilization agreements, if such transfer shall cause a commitment on the Sellers under Section 2.5(d).  Sellers shall have the right (but not the obligation) to offer the Company potential transactions with respect to new commitments for any Unutilized Capacity, and Company shall have the sole discretion to either approve or disapprove such transactions, provided that such approval which shall not be unreasonably withheld. During the 12 month period following the Closing Date and subject to applicable law, Eurocom shall be entitled to receive from Buyer a monthly update of Schedule 2.5(d) with the actual figures up to such date . In addition, during the 12 month period following the Closing Date and subject to applicable law, Buyer will use reasonable efforts to inform Eurocom by e-mail, within three (3) Business Days following the execution of any new binding commitment for the Unutilized Capacity.

(d)           Capacity Escrow Fund. Subject to the terms and conditions set forth in the Capacity Escrow Agreement, the Capacity Escrow Amount shall be held with the Escrow Agent as a trust fund for the purpose of securing the direct cost related to the Unutilized Capacity set forth in the Final Unutilized Capacity Statement (calculated in accordance with the methodology stated in Schedule 2.5(d), which was not under a binding commitment during the 12 month period following the Closing Date (or any portion thereof).

2.6         Withholding Taxes.  (a) Each of the Buyer, the Payment Agent and the Escrow Agent (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as necessary to deduct and withhold under the ITO, or any provision of state, local or foreign tax Law with respect to each of the Sellers (in the Payor sole discretion in accordance with the rules of the ITO), unless such Seller provides Payor (including with respect to any release from escrow) an approval or certification from the applicable tax authorities (a “Valid Certificate”) instructing Payor: (i) not to withhold taxes with respect to such Seller, or (ii) setting forth the withholding rate applicable to such Seller, in which case Payor shall withhold and transfer to the applicable tax authorities such percentage of the payment due to such Seller as specified in the certification, and shall be required to pay to such Seller only the balance of the payment due to such Seller and not so withheld.  In the event Payor shall deduct and withhold from the consideration in accordance with this Section 2.6, Payor shall transfer the withheld amount to the applicable tax authority prior to the last day on which such transfer is required to be made, and promptly provide the effected Seller with written confirmation of the amount so withheld or deducted. To the extent that amounts are so withheld and remitted (in accordance with the terms above) to the applicable tax authority by Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by Payor.

(b) Notwithstanding the provisions of clause (a) above, the consideration payable to each Seller shall be retained by the Payment Agent for the benefit of GB for a period of one-hundred eighty (180) days from Closing or an earlier date required in writing by GB (the “Withholding Drop Date”) (during which time the Payment Agent shall not make any payments to such Seller and shall not withhold any Taxes from the payments deliverable pursuant to this Agreement to such Seller, except as provided below and during which time such Seller may obtain a Valid Certificate). If GB delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Certificate to a Payor, then the deduction and withholding of any Taxes shall be made only in accordance with the provisions of such Valid Certificate and the balance of the payment that is not withheld shall be paid to such Seller. If any Seller (i) does not provide Payor with a Valid Certificate, by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Seller’s portion of the consideration shall be calculated according to the applicable withholding rate.

2.7         No Further Ownership Rights in Company Share Capital. From and after the Closing Date and subject to the consummation thereof, the holders (other than Buyer or any transferee of Buyer) of certificates formerly evidencing ownership of shares of Company Share Capital shall cease to have any rights with respect to such shares or options, except as otherwise provided for herein or by applicable Laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Buyer, subject to the exceptions as are disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Disclosure Schedule shall be deemed disclosed for all other purposes of the Disclosure Schedule as and to the extent the content or context of such disclosure makes it readily apparent on its face that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Disclosure Schedule) supplied by the Company to Buyer (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof, and as of the Closing Date, as though made at the Closing Date, as follows:

3.1         Organization of the Company.

(a)           The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and, to the Company’s Knowledge, is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed). Section 3.1(a) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business. The Company has delivered a true and correct copy of its memorandum of association and articles of association, as amended to date (collectively, the “Articles”), in full force and effect on the date hereof, to Buyer.

(b)           Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights (including any Contracts pursuant to which such rights are granted). The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name (except as stated in the records of the Israeli Companies Registrar).

3.2         Company Capital Structure.

(a)           The authorized share capital of the Company is NIS 10,000 consisting of 10,000 Company Ordinary Shares, of which 300 Company Ordinary Shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of Company Ordinary Shares outstanding as of immediately prior to the Closing Date (assuming the conversion, exercise, or exchange of all securities convertible into, or exercisable or exchangeable for, Company Share Capital) will be as set forth in Section 3.2(a) of the Disclosure Schedule. The Company Share Capital is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable share certificates representing such shares. All outstanding shares of the Company Share Capital are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles, or any agreements to which the Company is a party or by which it is bound.

(b)           All currently and formerly outstanding shares out of the Company Share Capital have been validly issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares out of the Company Share Capital. Except for the Company Share Capital, the Company has no other share capital authorized, issued or outstanding.

(c)           The Company has never adopted, sponsored or maintained any share option plan or any other plan, arrangement or agreement providing for equity compensation to any person.

(d)           Except as set forth in Section 3.23.9 of the Disclosure Schedule there are no outstanding loans and/or Indebtedness made by the Company to any of the Sellers or any of their Affiliates. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting share capital of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or “bring-along” rights) of any Company Share Capital. As a result of the transactions contemplated by this Agreement, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Share Capital and all outstanding rights to acquire or receive any shares out of the Company Share Capital, whether or not such Company Share Capital is outstanding.

        3.3         Subsidiaries. Except for EMP Media Port Limited, the Company has no Subsidiaries nor has the Company ever had any Subsidiaries.

        3.4         Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Board has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

         3.5         No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination or cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Articles, (b) any Material Contract to which the Company is a party or by which any of its properties or assets are bound, or (c) to the Company's Knowledge any Law or Order applicable to the Company or any of its properties or assets. Section 3.5 of the Disclosure Schedule sets forth all necessary Consents of parties to any Contracts to which the Company is a party, as are required thereunder in connection with the Transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

         3.6         Consents. Except as set forth in Section 3.6 of the Disclosure Schedule, to the Company's Knowledge, no Consent from any third party is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

3.7         Company Financial Statements.

(A)           Section 3.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheet as of December 31, 2014 (the “Current Balance Sheet” and the “Balance Sheet Date”, respectively), and the related audited consolidated statements of income, cash flow and shareholders’ equity (the “Financials”), which Financials have been audited by Brightman Almagor Zohar & Co, a member firm of Deloitte Touche Tohmatsu  (the “Auditor”). The Financials are true and correct in all material respects and have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

(b)           The Company maintain accurate books and records reflecting its assets and Liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)           To the Knowledge of the Company, the Company has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

         3.8         Internal Controls. The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any Employee thereof) nor the Auditor has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

        3.9         No Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) those which have been reflected in the Current Balance Sheet, and (b) current Liabilities that have arisen in the Ordinary Course of Business consistent with past practices since the Balance Sheet Date and prior to the date hereof and that, individually or in the aggregate, have not or would not reasonably be expected to have a Company Material Adverse Effect.

        3.10       No Changes.  Except as set forth on Section 3.10 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:

(a)           event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)           material transaction or commitment by the Company or relinquishment of any material right by the Company;

(c)           payment, discharge, release, waiver or satisfaction of any claim or right, or Liability in an amount in excess of $50,000, in any one case, or $150,000 in the aggregate, other than payments, discharges or satisfactions in the Ordinary Course of Business of claims, rights and Liabilities properly reflected or reserved against in the Current Balance Sheet;

(d)           destruction of, damage to, or loss of any assets (whether tangible or intangible), business or loss of a customer or supplier of the Company (in each case, whether or not covered by insurance);

(e)           employment dispute, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue or claim of breach of contract, policy, or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practice, breach or action with respect to the Company;

(f)           adoption or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company;

(g)           adoption or change in any Tax accounting method or Tax election, settlement or compromise of any Tax claim or assessment, entering into any closing agreement in respect of Taxes, filing of any amended Tax return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;

(h)           (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Share Capital, (ii) any split, combination or reclassification in respect of any Company Share Capital, (iii) any issuance of, or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, Company Share Capital, or (iv) any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Share Capital;

(i)           (A) termination or extension, amendment, waiver or modification of the terms, of any Material Contract, or (B) breach of or default under any Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, could constitute such a breach or default;

(j)           sale, lease, sublease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any Lien in such assets or properties other than non-exclusive licenses of the Company Services to end-users pursuant to agreements that have been entered into in the Ordinary Course of Business;

(k)           loan by the Company to any Person, forgiveness by the Company of any loan to any Person, incurring by the Company of any Indebtedness, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for reasonable advances to current Employees not exceeding $2,000 for business travel and other business expenses in the Ordinary Course of Business;

(l)           commencement, settlement, written notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against or involving the Company or its properties, assets, business or affairs;

(m)           written notice of any claim or potential claim of ownership by any Person, other than the Company, of Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;

(n)           issuance or sale, or Contract or undertaking to issue or sell, by the Company of any Company Share Capital;

(o)            (i) increase in or decrease in or other change to the salary, wage rates, bonuses, commissions, fees fringe benefits or other compensation (including equity based compensation) payable or to become payable by the Company to, or in respect of, any of its Employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a notice payment, severance payment, leave approval or payment, change of control payment, any other termination or employment-related payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any of its, Employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement;

(p)           increase in or alteration to the indemnification obligations of the Company to any Employee;

(q)           execution, termination or amendment of any Employee Agreement (other than execution of the Company’s applicable standard offer letter, each of the forms of which have been delivered by the Company);

(r)           the hiring of any individual or termination of any Employee, including any officer of the Company, the promotion, demotion or other change to employment status or title of any officer of the Company, or the resignation or removal of any member of the Board of Directors of the Company;

(s)           waiver or release of any right or claim of the Company;

(t)           any action by the Company that, if taken from and after the execution of this Agreement until the Closing, would be prohibited by Section 6.1 or Section 6.2; or

(u)           agreement or commitment by the Company, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (t) of this Section 3.10 (other than negotiations with Buyer regarding the transactions contemplated by this Agreement and any Related Agreements).

         3.11      Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company arose in the Ordinary Course of Business, are carried at values determined in accordance with IFRS consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible in the Ordinary Course of Business except to the extent of reserves therefor set forth in the Current Balance Sheet or as set forth in the accounts receivable aging debt report included in Section 3.11 of the Company Disclosure Schedule or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with IFRS). No person has any Lien on any accounts receivable of the Company other than Liens for Taxes not yet due and payable, and to the Company’s Knowledge, no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

3.12       Tax Matters.

(a)           Returns and Audits.

(i)      Except as set forth in Section 3.12(a)(i) of the Disclosure Schedule, the Company has prepared and timely filed all Returns required by applicable Law to be filed, and such Returns are true and correct and have been completed in accordance with applicable Law; provided, however, that notwithstanding any other provision of this Agreement, the Company makes no representation or warranty as to the amount of, or existence, non-existence or extent of limitations on, the Company’s net operating loss carryforwards, net capital loss carryforwards, tax credit carryforwards or any other Tax attribute. The Company has timely paid all Taxes required to be paid, whether or not shown to be due on such Returns to be due. The Company has provided to Buyer copies of all Returns for the Company filed for all periods.

(ii)      The Company has reported, withheld and remitted, as applicable, with respect to its employees, shareholders and other third parties and from any related Person, all Taxes required to be reported, withheld and remitted, as applicable, and has paid over such withheld amounts to the appropriate authorities.

(iii)          The Company has not had any delinquencies in the payment of any Tax that have not been completely and satisfactorily resolved; nor is there any Tax deficiency assessed against the Company, nor has the Company executed any waiver of any statute of limitations on, or extending the period for the assessment or collection of, any Tax (other than pursuant to extensions of time to file Returns in the ordinary course of business). There are no Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(iv)          No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any tax authority to the Company. No claim has ever been made that the Company is or may be subject to taxation by a jurisdiction in which it does not file a Return.

(v)           As of the Balance Sheet Date, the Company had no Liabilities for unpaid Taxes that had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise. There will be no Liabilities for Taxes attributable to the period between the Balance Sheet Date and the Closing Date that have not been paid by the Company.

(vi)          The Company and the Sellers (with respect to their holdings of Company Share Capital) are not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any tax ruling made with reference to the provisions of Part E2.

(b)           The Company was not granted and did not and does not benefit from any material tax grants or incentives under the laws of the State of Israel.

         3.13         Restrictions on Business Activities.  Except as set forth in Section 3.13 of the Disclosure Schedule, there is no Contract (non-competition or otherwise) or to the Company's Knowledge an Order to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any person.

3.14        Real Property.

(a)           Section 3.14(a) of the Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto, owned by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased or licensed by the (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease and the current and proposed use thereof (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Company has good and marketable title to all Owned Property, free and clear of all Liens of any nature whatsoever, except any Permitted Exceptions.  The Company Properties constitute all interests in real property used, occupied or held for use in connection with the business of the Company as currently conducted and currently proposed to be conducted.  All of the Company Properties and any buildings, fixtures and improvements thereon (i) are in good operating condition (subject to normal wear and tear), (ii) are suitable, sufficient and appropriate in all material respects for their current and proposed uses, and (iii) not in violation of any applicable Law.  The Buyer received true, correct and complete copies of (x) all deeds, title reports and surveys for the Owned Properties and (y) all Real Property Leases, together with all amendments, modifications or supplements thereto.  The Company Properties are not subject to any leases, except the Real Property Leases set forth on Section 3.14(a) of the Disclosure Schedule, or any rights of first refusal, options to purchase or rights of occupancy.

(b)           The Company has a valid, binding and enforceable leasehold or licensed interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens, other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  The Company is not in a material default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default by the Company or any counter-party thereunder.  The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no party to any Real Property Lease has exercised any termination rights (or indicated any intent not to renew the leasehold term) with respect thereto. Except as set forth on Section 3.14(b) of the Disclosure Schedule, no Real Property Lease has any change of control, anti-assignment or similar provision that would require notice to or the consent of any Person as a result of the execution of this Agreement, the Related Agreements or the consummation of any transaction therein.

(c)           There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that could affect any Company Property or any part thereof, and to the Knowledge of the Company, the Company has not received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d)           There is no outstanding Tax, levy or charge of any kind whatsoever in respect of the Company Properties or in connection with the Company’s use or right in such properties except for Permitted Exceptions, and the Company is not under any obligation to pay such Taxes, levies or charges to any third party, including any Governmental Authority or the Israeli Land Administration. Except as set forth in Section 3.14(c) of the Disclosure Schedule,  the Company has obtained all necessary Permits to own, lease, occupy, possess or use the Company Properties (including building permits) and all of such Permits are in full force and effect.  There are no outstanding Actions (nor to the Company's Knowledge are any Actions threatened) in connection with or arising from the Company’s possession or use of any Company Properties nor are there any pending (or to the Company's Knowledge, threatened) Actions against any of the Company’s officers or directors in connection therewith.

3.15        Tangible Personal Property.

(a)           The Company has good and marketable title to all tangible personal property owned, used or held for use in the Company's Business, including without limitation any teleport equipment, free and clear of Liens, other than the Permitted Exceptions (“Tangible Personal Property”). Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of all Company's Tangible Personal Property.  All such items of Tangible Personal Property are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are owned, used or held for use, and are sufficient to allow the Company to conduct its Ordinary Course of Business in substantially the same manner as heretofore conducted.

(b)           Section 3.15(b) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the Company's Business or to which the Company is a party or by which the properties or assets of the Company is or may be bound.  All items of personal property subject to the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used or held for use, and such property is in all material respects in the condition required of such property by the terms of the Personal Property Lease applicable thereto during the term thereof.  The Buyer has been delivered with true, correct and complete copies of all Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and the Company has not received or given any written or oral notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases.  To the Knowledge of the Company, no other party is in default under any Personal Property Lease, and no party to any Personal Property Lease has exercised any termination rights with respect thereto.  Neither the execution and delivery of this Agreement nor the consummation of the transactions will result in any payment, penalty, breach or termination under any Personal Property Lease, and all such Personal Property Leases shall remain in full force and effect for the benefit of the Buyer after the Closing Date.

(d)           As Buyer has not been able to perform a due diligence on the Company's premises and check the Company's teleport equipment and infrastructure, the Company represents that: (a) Section 3.15(d) of the Disclosure Schedule sets forth a complete and accurate list of all Company's teleport equipment and infrastructure ("Teleport Equipment and Infrastructure"). All such items of Teleport Equipment and Infrastructure are, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are owned, used or held for use, and are sufficient to allow the Company, following the Closing Date, to provide services pursuant to the Company's customer Contracts and industry standards.

3.16        Intellectual Property

(a)           The Company owns the Company Intellectual Property. The Company does not have Knowledge of any third parties that claim to own any Company Intellectual Property or that claim to exclusively license any Intellectual Property Rights exclusively licensed to the Company.

(b)           To the Knowledge of the Company, the Company Intellectual Property is valid and enforceable (excluding any pending applications).

(c)           To the Knowledge of the Company, the Company may exercise, transfer, or license the Company Intellectual Property without restriction or payment to a third party. The Company is  not obligated to transfer or license any Company Intellectual Property, or any Intellectual Property Rights later developed or obtained by the Company, to a third party.

(d)           Section 3.16(d) of the Disclosure Schedule lists (i) all Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (“Company Registered Intellectual Property”); (ii) all third parties that share rights to the Company Registered Intellectual Property with the Company, including without limitation joint owners and co-applicants; and (iii) all actions that must be taken by the Company within 120 days of the Closing Date to maintain the validity or enforceability of the Company Registered Intellectual Property.

(e)           The Company has sufficient rights to all Technology and Intellectual Property Rights used in or necessary for the conduct of the Company Business as it currently is conducted and as it is currently planned or contemplated to be conducted by the Company.

(f)           To the Knowledge of the Company, the conduct of the Company Business does not, and will not when conducted the Company in substantially the same manner following the Closing, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party. The Company has not received notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.

(g)           The Company does not have Knowledge of the infringement, misappropriation or violation of the Company Intellectual Property by a third party.

(h)           The consummation of the transactions contemplated hereby will not (i) result in the release of any Source Code for any Company Services or in the granting of any right or licenses to any Company Intellectual Property to any third party; (ii) result in Buyer or its Affiliates being required to grant to any third party any rights to Buyer’s or its Affiliate’s Intellectual Property Rights; (iii) subject the Buyer or any of their Subsidiaries to any non-compete or other material restriction on the operation or scope on its business or (iv) obligate Buyer, Company or their Subsidiaries to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing. There are no material disputes regarding the scope of any In-License, or performance under such In-License, including with respect to any payments to be made or received by the Company thereunder.

(i)           No claim or complaint has been made by any third party, or is pending, against the Company, and no notice of any such claim or complaint has been received by, Company, with respect to breach of an Out-License by any Company Services (including with respect to any delay, defect, deficiency of any product, or quality of any service), and to the Company’s Knowledge, there is no reasonable basis for any present or future such complaint or claim.

(j)           The Company takes reasonable steps to maintain the secrecy of Trade Secrets from which the Company derives independent economic value, actual or potential, and from the Trade Secrets not being generally known. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each Employee (including, without limitation, each Employee involved in the creation of Intellectual Property or Intellectual Property Rights for the Company) to execute a proprietary information, confidentiality and invention assignment Contract substantially in the form made available to Buyer (each a “Proprietary Information Agreement”), and all Employees of the Company (including, without limitation, all Employee of the Company at any time involved in the creation of Intellectual Property Rights for the Company) have executed such or a substantially similar Contract. All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company’s Intellectual Property or Intellectual Property Rights have been paid in full, and all Employees of the Company have expressly and irrevocably waived the right to receive additional compensation for such Intellectual Property or Intellectual Property Rights. All such Persons who have contributed to the creation, invention, modification or improvement of any Company Intellectual Property, in whole or in part, have explicitly waived any and all moral rights with respect to the Company Intellectual Property.

(k)           No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company’s Technology or Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Company Technology or Intellectual Property.

(l)           The business of the Company as currently conducted and as currently contemplated to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under U.S. or Israeli law, and to conduct its business as currently conducted, the Company does not need any approvals or any licenses from the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, the Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended or other legislation regulating the development, commercialization or export of technology.

         3.17        Material Contracts.  Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)      any (A) Employee Agreements granting any bonus, severance benefits (other than the minimum required by law), change of control benefits, or termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company has or may have any liability or obligation, and (B) consulting or sales agreement, Contract, or commitment with a firm or other organization (except for agreements set forth under article 14 on Section 3.23(a)(2) of the Disclosure Schedule);

(ii)      any agreement or plan, including any share option plan, share appreciation rights plan or share purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(iii)     any Lease Agreement;

(iv)     any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $150,000 in the aggregate;

(v)      any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of the Business of the Company in excess of $50,000 individually or $150,000 in the aggregate;

(vi)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or any fidelity, surety or completion bond in excess of $50,000 individually or $150,000 in the aggregate;

(vii)    any purchase order or Contract for the purchase of materials involving in excess of $50,000 individually or $150,000 in the aggregate;

(viii)   any Contracts that contain “most favored nation” or preferred pricing provisions;

(ix)      any Contract limiting the freedom of the Company to engage in any line of business or to compete or to develop or to distribute or to sell;

(x)      any material dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement in excess of $50,000 individually or $150,000 in the aggregate;

(xi)     any Contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xii)    any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company in excess of $50,000 individually or $150,000 in the aggregate;

(xiii)   any nondisclosure, confidentiality, or similar agreement, other than those entered into with any actual or prospective customer, reseller, distributor, partner, contractor, prospective employee or vendor (i) in the Ordinary Course of Business, (ii) entered into with Employees in such capacity or (iii) relating to the Company’s core business activity;

(xiv)   any In-Licenses relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property (other than inbound licenses generally commercially available binary code (other than Open Source Materials) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $20,000 in the aggregate for all users and work stations)), excluding product licenses;

(xv)    any agreement of indemnification or guaranty, other than those which relate to Company Services or standard provisions in software licenses (excluding In-Licenses and Out-Licenses) for non-standard use of such software provided where the standard use is the Ordinary Course of Business;

(xvi)   any Contract relating to the purchase, sale, lease or use of satellite capacity with a supplier listed in Section 3.27 of the Company Disclosure Schedule;

(xvii)  any Contract for the purchase of services or products by a customer listed in Section 3.27 of the Company Disclosure Schedule; and

(xviii) any Contract that is otherwise material to the Company.

(b)           To the Knowledge of the Company, each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect. To the Company’s Knowledge, the Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract and the Company is not aware of any reason, fact or event that could give the other party to the Material Contact a claim to terminate a Material Contract (without having the Company pay any consideration not in the ordinary course of business), nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, or any such other party. True and complete copies of each Material Contract have been provided to Buyer. To the Company's Knowledge, there are no threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject. Following the Closing, the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

        3.18       Interested Party Transactions. Except as set forth in Section 3.18 of the Disclosure Schedule, to the Company's Knowledge, no officer, director, or, Seller (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than 4.9% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18.

        3.19       Permits. To the Knowledge of the Company, each Permit (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the business of the Company as currently conducted or currently contemplated to be conducted or the holding of any such interest, including, without limitation, licenses from the Israel Ministry of Communications (collectively, “Company Permits”) has been issued or granted to the Company. The Company is in compliance with all Company Permits. To the Knowledge of the Company, the Company Permits are in full force and effect and constitute all Company Permits required for the Company to operate or conduct their respective business or hold any interest in their respective properties or assets.

        3.20         Litigation. Except as set forth in Section 3.20 of the Disclosure Schedule, there is no Action pending, or to the Knowledge of the Company, threatened, against the Company, or any of its properties or assets (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company which challenges or seeks to enjoin any of the transactions contemplated by this Agreement, nor, to the Knowledge of the Company, is there any reasonable basis therefor.

        3.21         Minute Books. The minutes of the Company provided to Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company shareholders and the Board of Directors of the Company (and any committees thereof) during the last three years prior to the Closing Date.

        3.22         Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Buyer or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of the Sellers.

3.23         Employee Benefit Plans and Compensation.

(a)           Section 3.23(a)(1) of the Disclosure Schedule sets forth a table which provides next to each current Employee’s name as of the date hereof: (i) each Employee Agreement with respect to which such Employee is a party (if different than the Company’s Employment Agreement template); (ii) the full-time or part-time or consultant status of such Employee; (iii) the salary, wage, target bonus opportunity, as applicable, for such Employee, and any other severance, pension or other benefits such Employee is entitled to; (iv) accrued vacation/paid-time off for such Employee as of the date hereof, (v) the date of hire for such Employee and (vi) the location where such Employee performs services. Section 3.23(a)(2) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a non-vendor independent contractor, consulting or paid advisory relationship with the Company.

(b)           The Company has provided to Buyer correct and complete sample of current documents embodying each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, and a schedule listing all employee benefits provided to the Employees.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment or service) will (i) result in any payment in accordance to a change of control provision within the employment agreement (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness in accordance to a change of control provision within the employment agreement, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(d)           As of the date of this Agreement, no executive, or group of employees has, to the Company’s Knowledge, any plans to terminate employment with the Company or has provided written notice to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining Contract or extension order, other than extension orders applying to all employees in Israel or to the Company's field of business , nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other material labor disputes. The Company has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the employees of the Company. To the Company's knowledge, the Company does not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. To the Company's knowledge, all material liabilities and obligations relating to the termination of any former employees, including all termination pay, severance pay, benefits, or other amounts, have been satisfied, and no terminations prior to the Closing Date shall result in material unsatisfied liability under any Law, other than as set forth in Section 3.23(d) of the Disclosure Schedule.

(e)           With respect to all Employees who reside or work in Israel or whose employment is otherwise subject to the law of the State of Israel (“Israeli Employees”), the Company  is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the benefits and working conditions required by applicable law, Employment Agreement  or pursuant to extension orders applicable to all employees in Israel or to the Company's field of business.  In respect of the employment of the Employees, to the Company's Knowledge, the Company is in compliance with the provisions of all material applicable law, code (including code of conduct),order, agreement and arrangement, including, without limitation, with respect to employee safety.

        3.24       Insurance. Section 3.24 of the Disclosure Schedule includes a detailed letter from the Company's Insurance advisor and lists all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the years indicated in Section 3.24 of the Disclosure Schedule and remain in full force and effect.

        3.25       Compliance with Laws.  The Company (a) has, to the Company’s Knowledge, (i) complied with, is not in violation of, and (ii) has not received any notices of violation with respect to, all Laws applicable to the Company or by which the Company or its business (including, without limitation, Export and Import Control Laws), properties or assets is bound or affected. To the Company's knowledge,  each of the Company Services complies with all applicable Laws of each jurisdiction in which such Company Service is or has been sold directly or indirectly by or on behalf of the Company.

        3.26       Anti-Corruption and Anti-Bribery. The Company (including any of its officers, directors, agents, employees or other Persons associated with or acting on its behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

        3.27       Customers and Suppliers; Satellite Agreements. Section 3.27(1) of the Disclosure Schedule lists the 20 largest customers of the Company on the basis of revenues generated from each such customer for the 12-month period ending on December 31, 2014.  Section 3.27(2) of the Disclosure Schedule lists the 10 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12-month period ending on December 31, 2014.  Except as set forth in Section 3.27(3) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially amended the terms or reduced its purchases from or sales or provision of services to the Company since the beginning of such 12-month period, (ii) to the Knowledge of the Company, threatened to cease or materially amend or reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

Section 3.27(4) of the Disclosure Schedule lists in detail the utilized capacity and the Unutilized Capacity under each of the Amos Satellite Agreement and AsiaSat Capacity Agremeent to which the Company is a party, as of the date of the Agreement.

3.28       Environmental Matters.

(a)           To the Knowledge of the Company, it has been in compliance, in all material respects, with all applicable Environmental Laws.  There is no Action relating to or arising under Environmental Laws or relating to a Release or threatened Release of or exposure to Hazardous Materials or potentially contaminating materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Properties, that reasonably could result in Environmental Liabilities in excess of $50,000 for any such Action or $150,000 for all such Actions in the aggregate.  The Company has not received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, indemnification, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.

(b)           None of the Company Properties, to the Knowledge of the Company, contain or have ever contained any underground storage tanks, landfills, dumps, surface impoundments, wastewater lagoons, underground injection wells, waste disposal areas, asbestos or asbestos-containing materials, polychlorinated biphenyls or other Hazardous Materials. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of the Company Properties (including any property to or at which the Company held, handled, transported or arranged for the disposal or treatment of Hazardous Materials) that could reasonably be expected to result in the Company incurring Environmental Liabilities or that reasonably could prevent, hinder or limit the Company's operation in any material manner and/or could require expenditures of more than $250,000 to ensure continued compliance with Environmental Laws.

(c)           The Company has not received any reports or studies indicating the presence of Hazardous Materials at, in or around any of the Company Properties as a result of which the Company may be liable for any material Environmental Liabilities.

        3.29       Export and Import Control Laws. To the Knowledge of the Company, it has at all times conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals, and (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws.

        3.30       Complete Copies of Materials; Representations Complete. The Company has delivered true and complete copies of each document (or summaries of the same) that has been requested by Buyer or its counsel, including all Material Contracts and other documents listed on the Disclosure Schedule. There is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations or assets of the Company that has not been disclosed to the Buyer in writing by the Company. None of the representations or warranties made by the Company and the Sellers (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company and the Sellers pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to Buyer, as of the date hereof, on the date hereof, and as of the Closing Date, as though made at the Closing Date, in respect of itself only, as follows:

        4.1         Ownership of Shares. Such Seller is the sole owner, beneficially and of record, of the shares of Company Share Capital reflected next to such Seller name in the Allocation Statement and has good and valid title to such shares of Company Share Capital, free and clear of all Liens. Such Seller has full right, power and authority to sell, transfer and deliver such shares of Company Share Capital to Buyer and, upon delivery of a share transfer deed with respect to such shares duly endorsed for transfer to Buyer and Buyer’s payment for and acceptance thereof, will transfer to Buyer good, valid and marketable title thereto free and clear of any Lien whatsoever. Such Seller is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the shares of Company Share Capital. There is no action, proceeding, claim or, to such Seller's Knowledge, investigation against such Seller or any of such Seller's assets, properties or, if applicable, any of such Company Seller's officers or directors, pending or, to the Seller's Knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the shares of Company Share Capital held by such Seller.

        4.2         Authority. Such Seller has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller, and no further action is required on the part of such Seller to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. Such Seller's Board has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement. This Agreement and each of the Related Agreements to which such Seller is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Seller enforceable against it in accordance with their respective terms.

4.3         No Agreements. Such Seller is not a party to any agreement, written or oral, with the Company, and, to the Knowledge of such Seller, there are no agreements between the Company and any other Person, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under any securities law, or voting of the share capital of the Company.

4.4         Certain Relationships and Related Transactions. Such Seller is not indebted to the Company, and the Company is not indebted to such Seller. Neither such Seller nor any of its Affiliates owns any asset used in, or necessary to, the business of the Company. At the Closing, other than as expressly contemplated by this Agreement, neither such Seller nor any of its Affiliates will have any contractual relationship with the Company, nor shall the Company be obligated in any way to such Seller or any of its Affiliates.

4.5         Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any third party is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and any Related Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby.

4.6         Brokers and Finders; Transaction Expenses; Existing Discussions. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of such Seller or any of its Affiliates in such manner as to give rise to any valid claim against such Seller, the Company or Buyer for any investment banker, brokerage or finder's commission, fee or similar compensation. As of the date of this Agreement, neither such Seller nor, to the Knowledge of such Seller, the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company or any material portion of its assets or securities or any other substantially similar proposal.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to each Seller that as of the date hereof, on the date hereof, and as of the Closing Date, as though made at the Closing Date, as follows:

5.1         Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Israel.

5.2         Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3         No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any provision of the articles of association of Buyer, as amended, or (ii) breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any Law or Order applicable to Buyer or any of its properties or assets (whether tangible or intangible); or (iii) constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under any agreement or commitment to which Buyer is a party or by which Buyer or any of its properties is bound.

5.4         Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

5.5         Finder's Fees; Advisors. No agent, broker or Person acting on behalf of Buyer or any of its Affiliates is, or will be, entitled to any commission or broker's or finder's fees from any of the Sellers or the Company in connection with any of the transactions contemplated by this Agreement or any related instrument.

5.6         Litigation. There is no Action pending, or to the knowledge of the Buyer, threatened, against the Buyer or any of its assets, properties or rights that, individually or in the aggregate, is reasonably likely to have a  material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

5.7         Director and Officer Arrangements. As of the date hereof, neither the Buyer nor any of its Affiliates has entered into any Contract, arrangement or understanding with any of the officers or directors of the Company or any of its Subsidiaries that would become effective upon the consummation of this Agreement.

5.8         Conduct of Due Diligence. The Buyer, through its advisors, has had the opportunity to conduct a due diligence investigation of the business and operations of the Company, ask questions and receive answers to its questions, and receive information from the Company to its full satisfaction.

5.9         No Other Representations.   Except for the representations and warranties set forth in this Agreement or the Related Agreements, the Buyer hereby acknowledges and agrees that none of the Sellers, Company or any of its Affiliates, shareholders, directors or officers, has made or is making any other express or implied representation or warranty with respect to the Company and except for the warranties representations specifically made in Sections 3 and 4 of this Agreement and in the Related Agreements, Buyer is not relying on any other warranty or representation of any of the referenced persons and entities.

ARTICLE VI
CONDUCT PRIOR TO THE CLOSING DATE

6.1         Affirmative Conduct of the Business of the Company. The Company shall conduct the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts of the Company when due (except upon mutual agreement of the Company and Buyer), pay or perform its other obligations when due, preserve intact the present business organizations of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, in each case consistent with past practice.

6.2         Restrictions on Conduct of the Business of the Company. The Company shall not, and shall cause its representatives not to (without the prior written consent of the Buyer, not to be unreasonably withheld, and subject to applicable laws):

(a)           cause, permit, approve or propose any modifications, amendments or changes to the Articles;

(b)           undertake any expenditure, transaction or commitment exceeding $50,000 individually or $150,000 in the aggregate;

(c)           pay, discharge, waive or satisfy, in an amount in excess of $50,000 individually or $150,000 in the aggregate, any liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(d)           adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by IFRS;

(e)           make or change any material Tax election, adopt or change any material Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any Return outside of the Ordinary Course of Business, or amend any Return; but for the avoidance of doubt, this Section 6.2(e) shall not prohibit the Company from requesting or filing extensions for Returns consistent with past practice;

(f)           revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g)           declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Share Capital, or split, combine or reclassify any Company Share Capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, Company Share Capital, or directly or indirectly repurchase, redeem or otherwise acquire any Company Share Capital (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Share Capital);

(h)           adopt, amend (other than as required by applicable law) or terminate any Company Employee Plan, other than resulting from the transactions contemplated by this Agreement;

(i)           enter into, terminate or amend (other than as required by applicable law) any Employee Agreement or collective bargaining agreement;

(j)           pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee director or officer of the Company, other than resulting from the transactions contemplated by this Agreement;

(k)           increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to, or any indemnification rights of, any of its or other Employees, other than changes to salary or wage rates in the Ordinary Course of Business;

(l)           make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), other than resulting from the transactions contemplated by this Agreement;

(m)          grant or issue any Company options or other equity awards;

(n)           other than in the Ordinary Course of Business, (i) sell, lease, license or otherwise dispose of or grant any security interest in any Company Properties, Tangible Personal Property. Personal Property Leases, any other properties or assets, including the sale of any accounts receivable, (ii) purchase or license any Intellectual Property (other than non-exclusive licenses in the ordinary course of business) or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property Rights with a third party;

(o)           issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company, or waive or release any right or claim of the Company (including any write-off or other compromise of any account receivable) in excess of $50,000 individually or $150,000 in the aggregate;

(p)           incur any Indebtedness (other than in the Ordinary Course of Business) or amend the terms of any outstanding Contract related to Indebtedness;

(q)           issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Share Capital or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;

(r)           enter into, amend or modify any Contract that, if entered into prior to the date hereof, would be a Material Contract, other than in the Ordinary Course of Business;

(s)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material, individually or in the aggregate, to the Company Business;

(t)           terminate any executive of the Company, or encourage or otherwise cause any such executive to resign from the Company;

(u)           cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or renew any insurance policy of the Company;

(v)           adopt any plan or Contract of restructuring, liquidation, dissolution, winding-up, reorganization or recapitalization of the Company;

(w)           other in the ordinary course of business, hire any additional employees or replace any current employees without first obtaining the consent of the Buyer, which consent shall not be unreasonably withheld or delayed; or

(x)           take, commit or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) 6.1 through (w) hereof.

6.3         No Solicitation.

(a)           The Company shall not (nor shall the Company permit, as applicable, any of its directors, officers or other employees, agents, or representatives to), directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets, properties or technologies of the Company, or any amount of the Company Share Capital (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, assets, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Share Capital or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Buyer) that are the subject matter of this Section 6.3 6.2(x)(a) hereof.

(b)           In the event that the Company or any of its Affiliates shall receive any offer, proposal, or request, directly or indirectly, through any agent, representative or Seller or otherwise, of the type referenced in clause (i), (iii), or (iv) of Section 6.3(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 6.2(x)6.3(a) hereof, the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Buyer thereof.

(c)           The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 6.2(x) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 6.2(x) and to enforce specifically the terms and provisions hereof in any court having competent jurisdiction within the State of Israel or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Seller, officer, director, securityholder, or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4         Delivery of Financial Statements.  From the date hereof until the Closing Date, the Company agrees to use commercially reasonable efforts to furnish or cause to be furnished to the Buyer, upon request, as promptly as practicable, such information and assistance required to be included in any filing the Buyer elects to make with the SEC and/or other Governmental Authority incorporating, containing or referencing financial statements of the Company for any period within the three years ended December 31, 2014 or any interim period after such date, including, without limitation, (i) assisting Buyer in preparing and filing with the SEC and/or other Governmental Authority pro forma financial statements which incorporate, contain or reference financial statements of the Company for any annual or quarterly period within the three years ended December 31, 2014 or any interim period after such date; (ii) obtaining the consent of any accounting firm of the Company to file, include, incorporate or otherwise reference such accounting firm’s audit of annual period financial statements of the Company, in any filing of the Buyer with the SEC and/or other Governmental Authority; and (iii) providing reasonable assistance to the Buyer in responding to any questions and/or comments of the SEC and/or other Governmental Authority with respect to any financial statements of the Company.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1         Access to Information. The Company shall afford Buyer (subject to restrictions imposed by applicable Law) and its accountants, counsel and other representatives reasonable access during business hours and upon reasonable notice to the Company to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Properties, Tangible Personal Property. Personal Property Leases and Intellectual Property, as Buyer may reasonably request (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Buyer may reasonably request, and (c) all Employees of the Company as identified by Buyer, as Buyer may reasonably request. The Company shall provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon reasonable request by such Person; provided, however, that no information discovered through the access afforded by this Section 7.1 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, or (y)  be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

7.2         Notification of Certain Matters. The Company shall give prompt notice to Buyer of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing or that has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

7.3         Confidentiality . Each of the parties hereto hereby agrees that this Agreement, the Exhibits and Schedules hereto and the information obtained in any investigation pursuant to Section 7.1 hereof or pursuant to any notice provided under Section 7.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.

7.4         Public Disclosure. Neither the Buyer, Sellers nor the Company shall (and shall instruct their respective representatives not to) issue any statement or communication to any third Person (other than their respective representatives and/or employees that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other parties; provided, however, that nothing herein shall prohibit Buyer from issuing or causing publication of any such press release, public announcement, report or disclosure, required under applicable law, to the extent that Buyer determines such action to be required by applicable law, in which case Buyer shall, to the extent practicable in the circumstances, use commercially reasonable efforts to allow Sellers reasonable time to comment on such release or announcement in advance of its issuance; provided, that, Buyer shall have the sole discretion to accept or reject such comments if in its judgment such comments would not be consistent with applicable law.

7.5         Commercially Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the transactions contemplated by this Agreement, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; notwithstanding anything herein, each party shall take all actions requested by Buyer to assist in any dealings with the Ministry of Communications following the date of this Agreement, including, without limitation, participating in meetings, providing any requested material and generally undertaking to assist in any manner.

7.6         Contract Consents, Amendments and Terminations. The Company shall (i) use commercially reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the transactions contemplated by this Agreement or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.6 of the Disclosure Schedule, (ii) use commercially reasonable best efforts to modify each of the agreements listed on Section 8.2(d)(ii) of the Disclosure Schedule in the manner set forth on Section 8.2(d)(ii) of the Disclosure Schedule effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Closing, (iii) use commercially reasonable best efforts to terminate each of the agreements listed on Section 8.2(d)(iii) of the Disclosure Schedule (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing, and (v) provide all notices required under any Contract in connection with the transactions contemplated by this Agreement. Such consents, waivers, notices and approvals shall be in a form reasonably acceptable to Buyer. Buyer shall not have any Liability to the Company, the Sellers or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to terminate any of the Terminated Agreements or to obtain any consents, modifications, waivers and approvals, or for any Change in Control Fees, Company Transaction Fees or Severance Expenses.

7.7         HSBC Facility.  Each of the Company, Eurocom and Buyer shall use its commercially reasonable efforts to amend the terms of the 2015 Loan Agreement between the Company and HSBC Bank PLC Tel Aviv Branch (the "HSBC Agreement"), to terms acceptable to the Buyer, which are no less favorable than those existing in Buyer's other loan facilities with HSBC.

7.8         Allocation Statement. Section 7.8 0 of the Disclosure Schedule At least 3 Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a schedule (the “Allocation Statement”), certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company, sets forth as of the Closing, (a) the Sellers and their respective addresses, the number and type of shares out of the Company Share Capital held by such Seller, the respective certificate numbers, the aggregate amount of cash to be paid to such Seller at the Closing in respect of such shares pursuant to ARTICLE II, the pro rata portion applicable to each Seller and such other information relevant thereto or which Buyer may reasonably request, (b) the portion of the General Escrow Amount withheld from each Indemnifying Party, (c) the portion of the Capacity Escrow Amount withheld from each of the Sellers;  and (d) wire information applicable to each Seller for receipt of the Closing Cash Payment.

7.9          GlobeCast Commercial Indebtedness. Buyer will cause the Company, to pay, to GlobeCast France and GlobeCast UK Ltd. (GNE) the amounts set forth in Section 7.10 of the Disclosure Schedule in full.

7.10         Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

7.11         Noncompetition .  Eurocom agrees that for a period of four years from and after the Closing Date (the “Noncompetition Period”), Eurocom and its Affiliates (except for any Affiliate which is publicly traded company and any such Affiliate's Subsidiaries) shall not, directly or indirectly, (a) participate, as owner, stockholder, member, manager, agent, representative, employee, consultant, contractor or otherwise, in any business, firm or corporation which operates any business, or markets, sells, licenses or otherwise provides any products or services, for the same purpose as or directly competitive with, the Company Business; provided that the foregoing activities shall not include passive ownership of less than five (5) percent of the capital stock of a publicly held corporation whose capital stock is traded on a national securities exchange or in the over the counter market (b) advise, interfere, induce or attempt to induce, solicit to hire, hire or employ, whether as an employee, director, contractor, consultant or otherwise any officers, employees, representatives, consultants, contractors or agents of the Company and/or the Buyer, or (c) induce or attempt to induce or otherwise solicit with respect to any activity competing with the Company Business, any customer, supplier, distributor, partner or licensee of the Company and/or the Buyer to cease doing business with Company or any of its Affiliates, or in any way interfere with the relationship between the Buyer and any such customer, supplier, distributor, partner or licensee.  If any provision contained in this Section 7.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.11, but this Section 7.11 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by any Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under any Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.  Eurocom acknowledges that Buyer would be irreparably harmed by any breach of this Section 7.11 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Eurocom agrees that Buyer shall be entitled to seek injunctive relief requiring specific performance by Eurocom of this Section 7.11.

7.12         D&O Insurance. The Company will purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of seven years after the Closing, the material terms of which, including coverage and amount, are comparable to those of the Company’s current directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Buyer and its representatives prior to the date hereof).  Any cost and expenses related to the acquisition of such insurance up to the aggregate amount of USD$ 7,118 shall be borne by the Company (and shall not considered part of the Company Transaction Fees) ("D&O Cap Amount"). Any additional cost and expenses exceeding the D&O Cap Amount shall be considered as part of the Company Transaction Fees amount. For removal of doubt, the sole obligation, commitment and liability of the Company under this Section, is the payment of the D&O Cap Amount, and neither Company or Buyer have any obligation, commitment or liability towards the Sellers’ directors and officers with respect with the coverage, change in the terms or provisions, survival, enforceability or any other aspect of such insurance, including without limitation the termination of such insurance for any reason, other than the non-payment of the D&O Cap Amount.

7.13        Tax Matters

The following provisions shall govern the allocation of responsibility as among Buyer and the Sellers for certain Tax matters:

(a)           Filings Prior to Closing Date.  The Company shall prepare or cause to be prepared and file or cause to be filed all Tax returns in respect of the Company that are required to be filed on or before the Closing Date, and the Company shall pay, or cause to be paid, all of its Taxes that are due on or before the Closing Date.  Such Tax returns shall be prepared by treating items on such Tax returns in a manner consistent with past practices of the Company with respect to such items, except as required by any applicable law. Company shall (A) submit such Tax returns to the Buyer for review and comment at least ten (10) days prior to their filing and (B) incorporate any timely comments requested by the Buyer in good faith, provided such comments (i) are consistent with past practice and applicable law, and (ii) could not reasonably be expected to materially adversely impact the Company or Sellers.

(b)           Other Pre-Closing Tax Period and Straddle Period Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company (i) for any taxable year or period that ends on or before the Closing Date that are due after the Closing Date and (ii) for any taxable year or period beginning on or before, and ending after, the Closing Date (a “Straddle Period”).  Buyer shall (A) submit such Tax returns to the Sellers for review and comment at least thirty (30) days prior to their filing and (B) incorporate any timely comments requested by the Sellers in good faith, provided such comments (i) are consistent with past practice and applicable law, and (ii) could not reasonably be expected to materially adversely impact the Company or Buyer in any taxable year or period beginning after the Closing Date.  In the event that Buyer and the Sellers are unable to agree on any position(s) taken on any Tax return described in this section prior to the due date for filing such Tax return, Buyer and the Sellers shall promptly submit such Tax return to the Auditor (as defined below) for resolution in accordance with the procedures described in Section 7.13(f) below. In the case of any Straddle Period, Taxes shall be apportioned as provided in Section 7.13(c) below.

(c)           Straddle Period.  Where it is necessary for purposes of this Agreement to apportion the Taxes of the Company or with respect to the assets of the Company for a Straddle Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books.

(d)           Tax Contests.  After the Closing Date, Buyer shall notify the Sellers within thirty (30) days of the commencement of any notice of Tax assessment or audit or other Action with respect to Taxes (a “Tax Claim”) affecting the Taxes of or with respect to the Company that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 9.2 hereof; provided, however, that a failure by Buyer to provide notice of a Tax Claim within such thirty (30) day period shall not entitle the Indemnifying Persons to reduce the amount of the liability required to be paid pursuant to the Tax Indemnity under Section 9.2 unless such failure results in a material detriment to the Indemnifying Parties, in which case the amount the Indemnifying Parties are required to pay with respect to such liability shall only be reduced by the amount of such detriment.

(e)           Cooperation.  Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, examination, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

(f)           Tax Dispute Resolution.  Any dispute, controversy, or claim between Buyer, on the one hand, and the Sellers, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes or any Tax returns that cannot be resolved by negotiations between Buyer and the Sellers shall be submitted to Somekh Chaikin.  The resolution reached by Somekh Chaikin shall be binding on the Company, the Sellers, Buyer and their respective affiliates, and may be entered and enforced in any court having jurisdiction.  The expenses of Somekh Chaikin shall be borne by Buyer and the Sellers in such proportions as Somekh Chaikin considers to be fair and reasonable in all circumstances to resolve the dispute.

ARTICLE VIII
CONDITIONS TO THE PURCHASE

8.1         Conditions to Obligations of Each Party to Effect the Purchase. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)           No Law or Order; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or preventing consummation of the transactions contemplated by this Agreement.

(b)           Governmental Approvals. All regulatory Consents required, if any, shall have been obtained.

8.2         Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Sellers in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company and the Sellers shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)           No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(c)           Litigation. There shall be no Action pending, or overtly threatened, against Buyer or the Company, their respective properties or any of their respective officers or directors, by any Person or Governmental Entity arising out of, or in any way connected with, the transactions contemplated by this Agreement.

(d)           Third Party Contracts. The Company shall have (i) delivered to Buyer all necessary Consents of parties to any Material Contract set forth on Section 8.2(d)(i) of the Disclosure Schedule and (ii) terminated each of those Contracts set forth on Section 8.2(d)(ii) of the Disclosure Schedule.

(e)           Resignation of Directors. Buyer shall have received a duly executed resignation and release letter in the form attached hereto as Exhibit E (the “Director Resignation and Release Letter”) from each of the officers and directors (in their capacity as such) of the Company effective as of the Closing.

(f)           Certificate of the Company. Buyer shall have received a certificate from the Company, validly executed by the Chief Financial Officer, in his capacity as such, for and on the Company’s behalf, to the effect that, as of the Closing, the Estimated Closing Statements are true and correct, and that since the trail balance date to the budget control report date, there has not been, occurred or arisen, any material change.

(g)           HSBC Loan.  The HSBC Agreement shall have been amended to the satisfaction of Buyer in its sole discretion in accordance with Section 7.7 or either all amounts due under the HSBC Agreement shall have been repaid in full by the Company or the cost of repayment in full will be deducted from the Purchase Price paid at Closing.

(h)           Company Deliverables. Buyer shall have received the following documents from the Company: (i) the Estimated Closing Statements; (ii) the Allocation Statement; (iii) Unutilized Capacity Closing Statement, and (iv) all other documents or agreements required to be delivered by the Company hereunder:

(i)           certificates representing the Company Share Capital, accompanied by deeds of transfer duly endorsed in proper form for transfer, and otherwise in form reasonably acceptable to Buyer; and

(ii)           the Escrow Agreements, duly executed and delivered by the Company and the Sellers.

8.3         Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the conditions, which may be waived, in writing, exclusively by the Sellers.

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing Date.

(b)           Buyer Deliverables.  The Sellers shall have received the Escrow Agreements, duly executed and delivered by the Buyer.

ARTICLE IX
SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

9.1         Survival.

(a)           The representations and warranties of the Company and of the Sellers set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and the Closing Date for a period of 18 months from the Closing Date; provided, however, (i) that in the event of fraud, willful breach or intentional misrepresentation of a representation or warranty of the Company and of the Sellers, such representation or warranty shall survive until the conclusion of the applicable statute of limitations; (ii) the representations and warranties of the Company and of the Sellers set forth in Section 3.1 (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.4 (Authority),  Section 3.12 (Tax Matters), Section 4.1 (Ownership of Shares), and Section 4.2(Authority)  shall survive until the lapse of the applicable statute of limitations; and (iii) the representations and warranties of the Company and of the Sellers set forth in Section 3.18  (Interested Party Transactions), and Section 4.4 (Certain Relationships and Related Party Transactions), which shall survive until the completion of the audited financial statements of the Company for the year ended December 31, 2016. The representations and warranties set forth in (i) Section 9.1(a)(i) above are referred to herein as “Fraud Claims”, and (b) Section 9.1(a)(ii) and (iii) above are referred to herein as “Fundamental Claims”.

(b)           All representations and warranties shall survive beyond the Applicable Expiration Date (as defined below) with respect to any inaccuracy therein or breach thereof if notice thereof shall have been duly given on or prior to such date in accordance with Section 9.2(b).

(c)           The representations and warranties of Buyer set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and the Closing Date for a period of 18 months from the Closing Date provided, however, that in the event of fraud, willful breach or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive until the conclusion of the applicable statute of limitations.

(d)           The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Closing Date in accordance with their respective terms. The applicable periods referenced in this Section 9.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date”.

9.2         Indemnification

(a)           Subject to the following limitations of indemnification provisions, each Seller, severally, and not jointly, agrees to protect, defend, compensate, indemnify, and hold harmless Buyer, and any person acting on their behalf (an “Indemnified Party”) against and in respect of all Losses, as and when actually incurred, respectively, arising out of and/or in respect of (i) any breach or falsity of any of the representations or warranties of the Company or itself set forth in this Agreement, as of the date of this Agreement or as of the Closing (as if such representations and warranties had been made at and as of the Closing); provided that any liability for breach or falsity of any representation that is given by a Seller in Article IV above (Representations and Warranties of the Sellers), to the Knowledge of the Sellers shall be limited to the Knowledge of such Seller, and (ii) any breach of, or failure to perform or comply with, any of the Company  covenants and undertakings in this Agreement required to be completed by the Closing, or such Seller’s covenants and undertakings in this Agreement, (iii) the matter set forth in Schedule 3.14(d) and (iv) any Third Party Claim (as defined below) related to the foregoing Sections 9.2(a) (i), (ii) and (iii), provided that if such Loss is the result of a Third Party Claim litigated in a court of law, then the Indemnifying Party may withhold payment to the Indemnified Party until the date such claim can no longer be appealed. Hereafter, each Party against whom indemnification is being sought shall be referred to as an “Indemnifying Party”.

(b)           Any claim for indemnification must be asserted by written notice given by the Indemnified Party to such Seller prior to the Applicable Expiration Date (which shall be seven years from the Closing Date with respect to any claim as to the matter set forth in Schedule 9.2(a)(iii)) [open], after which the Buyer shall not have any claim or right of action pursuant to subsection (a) above. Any claim made by an Indemnified Party pursuant to, and as set forth in, a Claim Notice prior to the Applicable Expiration Date shall be preserved despite the subsequent occurrence of the Applicable Expiration Date, and shall survive until final resolution thereof.

9.3         Third Party Claims . If a claim or demand is made against an Indemnified Party, or if an Indemnified Party shall otherwise learn of an assertion, by any person who is not a party to this Agreement (a “Third Party Claim”) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, the Indemnified Party will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim in a prompt manner a reasonable amount of time after becoming aware of such Third Party Claim (but, for the avoidance of doubt, no later than the Applicable Expiration Date), and, the Indemnifying Party will be entitled to participate in the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnifying Party shall not be required to pay any indemnity amount in connection with a Third Party Claim that has been settled without the prior consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

9.4         Maximum Liability; Threshold; Net Losses

(a)           Each Seller’s indemnification obligation pursuant to this Article IX shall be limited to 30% of the Purchase Price actually received by each Seller (including any amounts placed in escrow which are deemed received by the Sellers) (the “Cap”); provided, however, that the limitation applying with respect to any Fundamental Claim or with respect to claims for indemnification involving Fraud Claims by the Company or with respect to any claim as to the matter set forth in Schedule 3.14(d) shall be the Purchase Price actually received by such Seller; and provided further that in the event of a Fraud Claim by a Seller, there will be no limitation on the liability of the Seller committing such fraud, willful breach or intentional misrepresentation while there shall be no liability of the other Seller who did not commit fraud, willful breach or intentional misrepresentation, except in the event the action also resulted in the breach of a Company representation or warranty in which case the liability of the other Seller who did not commit fraud, willful breach or intentional misrepresentation shall be limited to the Cap (or, in the case of a Fundamental Claim, to the Purchase Price actually received by such Seller).

(b)           No claims shall be asserted against the Sellers unless the aggregate Loss claimed exceeds US$ 250,000, at which time Buyer shall be indemnified for its entire amount of such Loss, for all such claims; provided, however, that such limitation shall not apply with respect to claims for indemnification involving Fraud Claims by the Company, or with respect to any claim as to the matter set forth in Schedule 3.14(d).

(c)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to: (i) any insurance proceeds actually received (if any) by the Indemnified Party or the Company from any insurance policy provided or maintained by or on behalf of the Company, the Sellers or any person acting on their behalf with respect to such Losses (less any increase in any insurance policy premium that is incurred by the Company and/or the Indemnified Party as a result of making a claim for such insurance proceeds); or (ii) any non-recoverable indemnification or contribution amounts actually paid to the Indemnified Party or the Company, as applicable, from any other third party on account of such Losses.

(d)           Following the Closing Date, this Article IX shall constitute the sole and exclusive remedy of the Buyer and the sole and exclusive liability of each Seller with respect to Losses arising out of any breach or falsity of any of the representations or warranties of the Company and each of the Sellers.  Following the Closing Date, this Article IX shall constitute the sole and exclusive remedy of each Seller, and the sole and exclusive liability of the Buyer, with respect to Losses arising out of any breach or falsity of any of the representations or warranties of the Buyer.

9.5         Indemnity by Buyer

(a)           Following the Closing Date, the Buyer agrees to protect, defend, compensate, indemnify, and hold harmless each of the Sellers and any person acting on their behalf against and in respect of all Losses, as and when actually incurred, respectively, arising out of and/or in respect of (i) any breach or falsity of any of the representations or warranties of the Buyer set forth in this Agreement, as of the date of this Agreement or as of the Closing (as if such representations and warranties had been made at and as of the Closing), (ii) any breach of, or failure to perform or comply with, any of the Buyer’s  covenants and undertakings in this Agreement required to be completed by the Closing, or such Seller’s covenants and undertakings in this Agreement and (iii) any Third Party Claim (as defined below) related to the foregoing subsections (i) and (ii), provided that if such Loss is the result of a Third Party Claim litigated in a court of law, then the Indemnifying Party may withhold payment to the Indemnified Party until the date such claim can no longer be appealed.

(b)           The limitations and procedures set forth in Sections 9.2, 9.3 and 9.4 shall apply, mutatis mutandis, to any indemnification claim made against the Buyer pursuant to Section 9.5(a).

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1        Termination.Except as provided in Section 10.1(e) hereof, this Agreement may be terminated at any time prior to the Closing:

(a)           by mutual agreement of Buyer and the Sellers;

(b)           by Buyer or the Company, if the Closing Date shall not have occurred within 150 days after the date of  this Agreement (which date may be extended by both parties);

(c)           by either party, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any Law, Order or other legal restraint which is in effect and which has the effect of making the Closing illegal or of permanently restraining, enjoining or otherwise prohibiting the Closing;

(d)           by Buyer, if there shall have occurred any event or condition of any kind or character that has had, or is likely to cause a Company Material Adverse Effect;

(e)           by Buyer, if Buyer is not in material breach of any of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or any Seller set forth in this Agreement such that the condition set forth in Section 8.2(a) hereof would not be satisfied, and such material breach has not been cured within 14 calendar days after written notice thereof to the Company (with a copy to the Sellers) or the Sellers, as applicable; provided, however, that no cure period shall be required for a material breach which by its nature cannot be cured; or

(f)           by the Sellers, if neither the Company nor any Seller is in material breach of any of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that the conditions set forth in Section 8.3 hereof would not be satisfied, and such material breach has not been cured within 14 calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, the Sellers, or any of their respective directors, officers or other employees, or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Sections 7.3 (Confidentiality), Section 7.4 (Public Disclosure), ARTICLE XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.

10.3         Extension; Waiver. At any time prior to the Closing, Buyer and the Sellers may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI
GENERAL PROVISIONS

11.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)           If to Buyer, to:

RR Media Ltd.
RR Media Building
Hanegev Street
POB 1056
Airport City 70100

Attention:  General Counsel
Email: orna.naveh@rrmedia.com

(b)          If to the Company (prior to the Closing), to:

Satlink Communications Ltd.
Eurocom Communications Ltd.
Eurocom Building, 2 Dov Friedman St. Ramat-Gan, Israel, 5250301

Facsimile: 03-7530927
Attention:  Ami Barlev
Amiba@eurocom.co.il
with a copy (which shall not constitute notice) to:

Eurocom Communications Ltd.
Eurocom Building, 2 Dov Friedman St. Ramat-Gan, Israel, 5250301

Facsimile: 03-7530927
Attention:  Ami Barlev
Amiba@eurocom.co.il

(c)           If to Eurocom, to

Eurocom Communications Ltd.
Eurocom Building, 2 Dov Friedman St. Ramat-Gan, Israel, 5250301

Facsimile: 03-7530927
Attention:  Ami Barlev
Amiba@eurocom.co.il

(d)          If to GB, to

c/o Herzog, Fox & Neeman
4 Weizmann Street,
Asia House
Tel Aviv 6423904, Israel
Tel:           +972-(0)3-692 2097
Fax:           +972-3-696-6464
Attn:         Janet Pahima, Advocate

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman
4 Weizmann Street,
Asia House
Tel Aviv 6423904, Israel
Tel:           +972-(0)3-692 2097
Fax:           +972-3-696-6464
Attn:         Janet Pahima, Advocate

11.2         Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by all parties.

11.3         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4         Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

11.5         No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

11.6         Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates provided that Buyer remains ultimately liable for all of Buyer's obligations hereunder.

11.7         Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.8         Other Remedies. Except to the extent otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.9         Enforcement. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.

11.10      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Tel Aviv - Jaffa, Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and each party agrees not to commence any legal proceedings related hereto except in such courts.

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IN WITNESS WHEREOF, Buyer, the Company and each of the Sellers have executed, or caused to be executed, this Agreement, all as of the date first written above.

RR Media Ltd. By: Name: Title: Satlink Communications Ltd. By: Name: Title: Eurocom Communications Ltd. By: Name: Title: G.B. Satellite Holdings Ltd. By: Name: Title:

(Signature page to Purchase Agreement)